Exhibit 99.1

Andy Wold

(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Strong First Quarter 2003 Results

April 22, 2003, Bellevue, Washington – “PACCAR Inc reported excellent results for the first quarter of 2003,” said Mark C. Pigott, chairman and chief executive officer.

First quarter net sales and financial services revenues were $1.9 billion, an increase of 28 percent from the first quarter of last year.  Net income of $110.8 million ($.95 per share diluted) increased 135 percent compared to the $47.2 million ($.41 per share diluted) earned in the first quarter of 2002.  PACCAR began expensing stock options in the first quarter of 2003.

“PACCAR’s balanced global diversification contributed to the outstanding financial results,” noted Pigott.  “PACCAR enhanced its strong financial position by delivering high-quality products and maintaining a sharp focus on cost controls.”

PACCAR further strengthened the excellent customer support delivered by its extensive dealer network and aftermarket programs by launching the Electronic Dealership.  “The Electronic Dealership showcases current and future technology available to the dealer network.  PACCAR has an outstanding dealer network worldwide and this technology investment will enable the 1,800 dealer service locations to increase their profitability and customer satisfaction,” reported Pigott.  “The Electronic Dealership allows PACCAR to develop and display dealer electronic tools in a hands-on environment, which will enhance the dealers’ ability to manage their inventory and provide superior parts and service to their customers.”

Global Truck Market Update

“North American industry heavy-duty truck orders were 32 percent lower in the first quarter compared to first quarter 2002.  However, it is anticipated that 2003 industry truck sales will be comparable to last year.  Even though freight ton miles have improved slightly, the North American industry truck market continues to be challenging,” stated David Hovind, vice chairman.  “European industry truck sales are expected to be 5-10 percent lower than last year.  DAF has increased its market share for Class 8 trucks, as its new XF model complements the successful CF and LF vehicles in providing the highest-quality products in the market.”

Financial Services Profit Improves

PACCAR’s Financial Services segment represents a portfolio of more than 115,000 trucks and trailers, with total assets of over $5.2 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a portfolio of more than 15,500 vehicles.

First quarter revenues were $114 million compared to $105 million in the same quarter of 2002.  Pretax income of $26.7 million increased 175 percent versus the $9.7 million earned in the first quarter 2002 due to higher asset levels and lower credit losses.  “PACCAR Financial Services companies continue to profitably support the sale of PACCAR’s trucks worldwide with innovative financing products,” said Mike Tembreull, vice chairman.  “PACCAR Financial Europe (PFE) has grown to over $900 million in assets.  PFE is profitably increasing its financing share of DAF and Foden truck sales.”

PACCAR Winch, the largest industrial winch manufacturer in the world, had earnings comparable to first quarter last year.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality, light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates.  It also provides financial services and distributes truck parts related to its principal business.  In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss first quarter 2003 earnings on April 22, 2003, at 8:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

# # #

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions of dollars*)

Three Months Ended March 31	2003	2002
Truck and Other:
Net sales and revenues	$1,803.2	$1,396.7
Cost of sales and revenues	1,577.1	1,255.8
Selling, general and administrative	88.8	88.0
Interest and other, net	2.4	2.6
Truck and Other Income Before Income Taxes	134.9	50.3
Financial Services:
Revenues	113.6	104.8
Costs and Expenses	86.9	95.1
Financial Services Income Before Income Taxes	26.7	9.7
Investment Income	10.7	9.4
Total Income Before Income Taxes	172.3	69.4
Income Taxes	61.5	22.2
Net Income	$110.8	$47.2

Net Income Per Share:
Basic	$.95	$.41
Diluted	$.95	$.41

Weighted average shares outstanding:
Basic	116.1	115.3
Diluted	116.7	116.2
Dividends declared per share	$.20	$.20

* Except per share amounts.

All 2002 share and per share amounts adjusted to reflect a 50% stock dividend paid on May 28, 2002.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	March 31 2003	December 31 2002
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,323.3	$1,273.4
Trade and other receivables, net	500.1	404.7
Inventories	288.1	310.6
Property, plant and equipment, net	816.7	818.4
Equipment on lease, taxes and other	808.7	783.1
Financial Services Assets	5,239.6	5,112.3
	$8,976.5	$8,702.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,095.4	$1,955.6
Dividend payable		71.4
Term debt	54.1	71.6
Financial Services Liabilities	4,076.8	4,003.2
STOCKHOLDERS’ EQUITY	2,750.2	2,600.7
	$8,976.5	$8,702.5

#   #   #